Exhibit 8.1
[WSGR Letterhead]
December 11, 2007
Omniture, Inc.
550 East Timpanogos Circle
Orem, UT 84097
Ladies and Gentlemen:
     We have acted as counsel to Omniture, Inc., a Delaware corporation (“Parent”), in connection with the preparation and execution of the Agreement and Plan of Reorganization, dated as of October 25, 2007 (the “Agreement”), by and among Visual Sciences, Inc., a Delaware corporation (“Company”), Parent and Voyager Acquisition Corp, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into Company, with Company as the surviving corporation (the “First Merger”). Under certain circumstances more fully described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent, which includes the joint proxy statement/prospectus relating to the Merger (the “Joint Proxy Statement/Prospectus”), an alternative structure will be utilized in which, immediately following the First Merger, Company would be merged as part of one integrated transaction into a limited liability company wholly owned by Parent that is disregarded as an entity for U.S. federal income tax purposes (the “Second Merger”). If the Second Merger occurs, then the First Merger and the Second Merger, taken together, are referred to herein as the “Merger.” If the Second Merger does not occur, the First Merger is referred to herein as the “Merger.” This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.
     In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Joint Proxy Statement/Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Merger of the tax representation letters substantially in one of the two forms attached to the Agreement as Exhibit B-1 and Exhibit B-2 to be provided to us by Parent, Merger Sub, and Company; (iii) the continuing truth and accuracy at all times through the effective time of the Merger of the statements, representations and warranties made by Parent, Merger Sub, and Company in the Agreement or the Joint Proxy Statement/Prospectus; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Parent, Merger Sub, or Company or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the effective time of the Merger, without such qualification.

Omniture, Inc.
December 11, 2007

     Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein and in the Joint Proxy Statement/Prospectus, in our opinion, the discussion contained in the Registration Statement under the caption “Proposal One—The Merger and Issuance of Common Stock—Material U.S. Federal Income Tax Consequences,” insofar as such discussion purports to constitute a summary of U.S. federal income tax laws and regulations or legal conclusions with respect thereto, is accurate in all material respects.
     This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger, or that contrary positions may not be taken by the Internal Revenue Service or the courts. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.
     This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).
     This opinion is rendered only to you, and is solely for your use in connection with your filing of the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati